EXHIBIT 99.1

Monarch Casino & Resort Reports Record Second Quarter 2025 Financial Results

RENO, Nev., July 16, 2025 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the second quarter ended June 30, 2025, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Increase	2025	2024	Increase
Net revenue	$136,914	$128,143	6.8%	$262,308	$249,800	5.0%

Net income	27,008	22,682	19.1%	46,872	40,957	14.4%

Adjusted EBITDA(1)	$51,289	$43,923	16.8%	$92,420	$82,471	12.1%

Basic EPS	$1.47	$1.21	21.5%	$2.55	$2.16	18.1%
Diluted EPS	$1.44	$1.19	21.0%	$2.50	$2.12	17.9%

(1)   Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
“Monarch delivered record second quarter financial results. Net revenue increased 6.8% year-over-year to $136.9 million, driven by strong casino revenues, which rose 12.1% over the same period a year-ago. Our focus on technology and operational efficiencies drove an operating margin increase of approximately 320 basis points over the prior year period to a second quarter Adjusted EBITDA margin of 37.5%. Adjusted EBITDA increased 16.8% year-over year to $51.3 million.

“At Atlantis, during the quarter we completed the multi-year $100 million redesign and upgrade of our hotel rooms. Our new luxury hotel rooms and suites are providing guests with an elevated and unmatched regional hospitality experience, resulting in market share gains. The U.S. News & World Report 2025 Best Hotels ranked Atlantis the No. 1 hotel in Reno.

“At Monarch Black Hawk, we continue to increase market share, especially among mid-to-upper-tier guests from the Denver and Boulder metro areas. Recently, Wine Spectator awarded our Bistro Mariposa and Monarch Chophouse with Best of Award of Excellence, joining our Atlantis restaurants Bistro Napa and Atlantis Steakhouse with the same distinctions.”

Summary of 2025 Second Quarter Operating Results
In the second quarter of 2025, the Company generated net revenue of $136.9 million compared to $128.1 million in the corresponding prior-year period. Casino revenue increased 12.1% compared to the prior year, food and beverage revenue (“F&B”) increased 1.1%, while hotel revenues declined (3.1%), compared to the prior-year period, as there was less convention group business than in the prior year.

Selling, general and administrative (“SG&A”) expense for the second quarter of 2025 was $26.8 million compared to $26.2 million in the corresponding prior-year period. As a percentage of net revenue, SG&A expense decreased to 19.6% from 20.4% in the corresponding prior-year period. Casino operating expense as a percentage of casino revenue decreased to 35.7% during the second quarter of 2025 from 37.7% in the corresponding prior-year period, primarily due to improved labor management and operational efficiencies. During the second quarter of 2025, F&B operating expense as a percentage of F&B revenue decreased to 70.3% from 73.8% in the corresponding prior-year period due to labor efficiency, as well as increases in F&B revenue per cover. Hotel operating expense as a percentage of hotel revenue increased to 34.3% in the second quarter of 2025 compared to 33.5% in the corresponding prior-year period primarily due to lower hotel revenue.

Net income for the second quarter of 2025 increased 19.1%. Diluted EPS increased 21.0%, compared to the same period last year due to an increase in net income and a decrease in weighted average diluted shares as result of shares repurchased in the open market by the Company. The Company generated record second quarter consolidated Adjusted EBITDA of $51.3 million, which represents a $7.4 million, or 16.8% increase, compared to the same prior-year period.

Credit Facility and Liquidity
As of June 30, 2025, the Company had cash and cash equivalents of $71.6 million and no borrowings against its credit facility.

Capital expenditures of $12.4 million in the second quarter of 2025 were funded from operating cash flow and included expenditures related to the now completed redesign and upgrade of guest rooms at Atlantis, as well as ongoing maintenance capital expenditures at both of the Company’s properties.

On June 15, 2025, the Company paid a cash dividend of $0.30 per share to its stockholders of record as of June 1, 2025. The cash dividend was also funded from operating cash flow.

In the second quarter of 2025, the Company purchased, on the open market, 240,395 shares of its common stock for an aggregate amount of $19.8 million under its Repurchase Plan. The purchases were funded from operating cash flow. As of June 30, 2025, the Company has an authorization to purchase up to 1,709,645 additional shares under the Repurchase Plan.

Monarch believes its strong balance sheet and free cash flow favorably position the Company to continue investing in its properties and returning capital to stockholders through cash dividends and share repurchases. The Company continuously evaluates potential M&A transaction opportunities, which, if executed, could drive additional long-term value for stockholders.

Quarterly Dividend Declaration
The Company today announced a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on September 15, 2025 to stockholders of record as of September 1, 2025. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding the cash flow we expect to generate to fund our cash dividends to stockholders; ; and (iv) our beliefs regarding the impact of our capital investment strategy and evaluation of potential strategic transactions on our long term success. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of outbreaks of contagious diseases on our business, financial condition and operating results;
  actions taken by government officials at the federal, state and/or local level with respect to the containment of disease outbreaks, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders;
  our ability to manage guest safety concerns in connection with an outbreak of contagious diseases;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health, international relations or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  the judgment entered in PCL’s favor and against Monarch in the above-mentioned litigation in the amount of $74,627,657 (the “Judgment”), in Case No. 2019cv33368 in the District Court for the State of Colorado, City and County of Denver (the “Court”), including the outcome of any post-judgement motions filed by PCL in the Court for further release;
  the outcome of our anticipated appeal of the Judgment and request for a new trial;
  our potential need to post other bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and any subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  the impact of the recently enacted tariffs on our business, including the potential increase in our operating costs;
  broad-based inflation, including wage inflation; and
  the impact of the conflicts taking place in Ukraine, Israel, Iran and other areas of the Middle East.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Atlantis features 817 guest rooms and suites, and approximately 61,000 square feet of casino space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room. It also includes eight food outlets; two gourmet coffee and pastry bars; retail store; a 30,000 square foot health spa and salon with an enclosed year-round pool; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space.

Monarch Black Hawk features 516 guest rooms and suites, and approximately 60,000 square feet of casino space. The resort offers approximately 1,000 slot machines; 43 table games; a live poker room; keno; and a sports book. It also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine), banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024

Revenues
Casino	$79,589	$70,977	$152,484	$140,413
Food and beverage	32,191	31,842	62,213	62,005
Hotel	19,110	19,731	35,818	36,505
Other	6,024	5,593	11,793	10,877
Net revenues	136,914	128,143	262,308	249,800

Operating expenses
Casino	28,449	26,773	55,966	53,125
Food and beverage	22,636	23,489	44,945	46,064
Hotel	6,556	6,607	12,852	12,585
Other	3,073	2,926	6,151	5,834
Selling, general and administrative	26,786	26,198	53,976	53,272
Depreciation and amortization	13,571	12,404	26,786	24,891
Other Operating Items, net	944	233	1,415	706
Total operating expenses	102,015	98,630	202,091	196,477
Income from operations	34,899	29,513	60,217	53,323

Interest income (expense), net	392	(211)	708	(204)
Income before income taxes	35,291	29,302	60,925	53,119
Provision for income taxes	(8,283)	(6,620)	(14,053)	(12,162)
Net income	$27,008	$22,682	$46,872	$40,957

Earnings per share of common stock
Basic	$1.47	$1.21	$2.55	$2.16
Diluted	$1.44	$1.19	$2.50	$2.12

Weighted average number of common shares and potential common shares outstanding
Basic	18,383	18,731	18,416	18,948
Diluted	18,723	19,090	18,776	19,315

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)
	June 30, 2025	December 31, 2024
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$71,590	$58,760
Receivables, net of provision for credit losses	12,033	10,257
Income taxes receivable	2,919	1,523
Inventories	8,367	9,296
Prepaid expenses and other	7,628	10,586
Total current assets	102,537	90,422
Property and equipment, net	576,025	575,287
Goodwill	25,111	25,111
Intangible assets, net	1,792	345
Other assets, net	321	418
Total assets	$705,786	$691,583
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$39,177	$41,243
Construction accounts payable	50,614	51,101
Accrued expenses	48,718	53,198
Short-term lease liability	1,011	921
Total current liabilities	139,520	146,463
Deferred income taxes	13,348	13,348
Long-term lease liability	12,790	13,143
Other long-term liabilities	881	881
Total liabilities	166,539	173,835
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;
19,402,163 shares issued and 18,233,777 outstanding at June 30, 2025;
19,364,531 shares issued and 18,436,540 outstanding at December 31, 2024	194	193
Additional paid-in capital	68,570	62,891
Treasury stock, 1,168,386 shares at June 30, 2025 and 927,991 shares at December 31, 2024	(83,700)	(63,686)
Retained earnings	554,183	518,350
Total stockholders' equity	539,247	517,748
Total liabilities and stockholders' equity	$705,786	$691,583

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$27,008	$22,682	$46,872	$40,957
Expenses:
Stock-based compensation	1,875	1,773	4,002	3,551
Depreciation and amortization	13,571	12,404	26,786	24,891
Provision for income taxes	8,283	6,620	14,053	12,162
Interest (income) expense, net	(392)	211	(708)	204
Construction litigation expenses (2)	916	133	1,363	643
Lobbying expense to oppose the expansion of iGaming (2)	22	-	50	-
Loss (gain) on disposition of assets (2)	6	100	2	63
Adjusted EBITDA (1)	$51,289	$43,923	$92,420	$82,471

(1)   Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss (gain) on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2)   Amount included in the "Other operating items, net" in the Consolidated Statement of Income.